Agreement No.: PS23-108

Certain identified information marked with "[***]" has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

AMENDMENT AGREEMENT No 1

This Amendment Agreement No 1 to the service agreement "Operation and Maintenance of GOLD – Repair and Maintenance Information platform" ("**Amendment**") is between:

Volvo Car Corporation, Reg. No. 556074-3089, a corporation organized and existing under the laws of Sweden ("**Service Provider**"), and
Polestar Performance AB, Reg. Nr. 556653-3096, a corporation organized and existing under the laws of Sweden ("**Purchaser**").

Each of Service Provider and Purchaser is hereinafter referred to as a "**Party**" and jointly as the "**Parties**".

BACKGROUND

A. The Parties have entered into a service agreement "Operation and Maintenance of GOLD – Repair and Maintenance Information platform", agreement reference number PS20-034, on 6 December 2020 (the "**Agreement**").

B. The Parties now wish to amend the Agreement to the extent set out below.

C. Now, therefore, the Parties agree as follows:

1. SCOPE OF AMENDMENT

1.1 The Agreement will be deemed amended to the extent herein provided and will, except as specifically amended, continue in full force and effect in accordance with its original terms. In case of any discrepancy between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall prevail. Any definitions used in this Amendment shall, unless otherwise is stated herein, have the respective meanings set forth in the Agreement.

1.2 The amendments to the provisions in the Agreement as stated in Section 2 below, such provisions highlighted for ease of reference in bold italics, shall come into force on 1 November 2023.

2. AMENDMENTS

2.1 ***Section 4.2 in the Main Document of the Agreement*** shall be amended and restated in its entirety as follows:

""**Affiliate**" means any other legal entity that, directly or indirectly, is controlled by Volvo Car Corporation or Polestar Automotive Holding UK PLC; and control means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to

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appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity."

2.2 ***Appendix 1 to the Agreement*** shall be replaced in its entirety by Appendix 1 attached to this Amendment.

2.3 ***Section 7.5 in Appendix 2 of the Agreement*** shall be amended and restated in its entirety as follows:

"Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one month applicable interbank rate, depending on invoice and currency, with an addition of [***] per cent ([***]%) per annum."

3. GENERAL PROVISIONS

3.1 This Amendment is and should be regarded and interpreted as an amendment to the Agreement. The validity of this Amendment is therefore dependent upon the validity of the Agreement.

3.2 No amendment of this Amendment will be effective unless it is in writing and signed by both Parties. A waiver of any default is not a waiver of any later default and will not affect the validity of this Amendment.

3.3 Sections 16 and 17 in Appendix 2 of the Agreement shall apply to this Amendment as well.

[SIGNATURE PAGE FOLLOWS]

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Agreement No.: PS23-108

This Amendment has been signed electronically by both Parties.

VOLVO CAR CORPORATION	**POLESTAR PERFORMANCE AB**
February 14, 2024	February 19, 2024
By: Helen Hu	By: Anna Rudensjö
Title: General Counsel	Title: General Counsel
February 14, 2024	February 19, 2024
By: Johan Ekdahl	By: Jonas Engström
Title: CFO	Title: Head of Operations

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PS20-034
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SERVICE AGREEMENT
APPENDIX 1
SERVICE SPECIFICATION

1. GENERAL

1.1 This Service Specification is a part of the Service Agreement executed between Service Provider and Purchaser. This Service Specification sets out the scope and the specification of the activities that shall be performed under the Service Agreement, the division of responsibilities between Service Provider and Purchaser and the applicable time plan for the performance of the activities.

2. DEFINITIONS

2.1 Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Main Document. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

2.2 "**Change Management**" describes the structure and guiding principles of the decision process between the Partners for performing updates, changes and additions to platform capabilities, which are included as Appendix 5.

2.3 **DevOps Team –** The GOLD development team also responsible for support, maintenance & operations of the platform.

2.4 **End-customer** – Independent Operator registered on the Platform and purchasing online RMI subscriptions or contracting RMI bulk package deliveries.

2.5 **End-users** – subscribed users to the platform, typically workshop technicians or dealer legal representatives.

2.6 **GOLD – G**loba**l O**nlin**e L**ega**l D**at**a D**istribution, a Platform built and operated by Service Provider to support a catalogue of different types of information to registered and subscribed recipients outside of the authorized Vehicle Manufacturers (VM's) network. Information provided from VMs via the platform includes, but is not limited to, Repair & Maintenance Information (RMI) and Periodical Technical Inspection (PTI) information. Customers of this information are Independent Operators (IO).

2.7 **Independent Operator** – non-authorized automotive industry actor such as workshops, resellers or redistributors of RMI, tool manufacturers, parts manufacturers, etc.

2.8 **Platform** – the GOLD platform.

2.9 **Production** – The publicly accessible website of the launched GOLD platform.

2.10 **PSP** – **P**ayment **S**ervice **P**rovider providing services for credit card payments, billing, etc.

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2.11 **PTI** – **P**eriodical **T**echnical **I**nspection, Information on how to perform a technical inspection on specific parts of the vehicle, for example: Brakes, Steering, Lamps, Chassis, etc.

2.12 **RMI** – **R**epair & **M**aintenance **I**nformation, meaning information on how to repair and maintain brand vehicles such as Workshop procedures, Wiring diagrams, Technical service bulletins, Recall information, Maintenance schedules, Spare parts information, Accessories information, Work order labour times, Special tools information, etc.

2.13 **RMI bulk package** – a set of data files of RMI extracted from the vehicle information source systems containing RMI.

2.14 **Service Customer** – contracted Platform user, which is not a Party, paying for a branded instance of GOLD.

2.15 **TIS** – **T**echnical **I**nformation **S**hop, part of the process for end-users to acquire VIDA access dealing with payments. Being part of solution design for up to four (4) RMI use cases and possibly affected by US franchising law brand-separation requirement.

2.16 **VIDA** – **V**ehicle **I**nformation **D**iagnostics for **A**fter Sales, on-premise client-server system owned and operated by Service Provider, which will be used as the source system of RMI for both Parties, and where Party specific data will be filtered by vehicle profile information (model, model year, etc.).

3. GENERAL DESCRIPTION

3.1 The Parties have agreed that Service Provider shall operate the GOLD platform on behalf of both Parties and by doing so, strive to achieve the highest possible level of synergies without compromising each Party's need of brand separation and identification towards the End-users and End-customers.

3.2 The overall objectives of the activities are to secure running operations and maintenance, provide support on the platform and vehicle data quality for end-users, as well as facilitate and implement necessary or requested changes to the platform.

3.3 For the sake of clarity, this Service Agreement describes the Services provided by Service Provider to Purchaser, but both Parties acknowledge that the corresponding activities will be carried out also on behalf of Service Provider itself. The total cost of operating GOLD shall be shared between the Parties as set forth in Appendix 3, Service Charges.

4. ASSUMPTIONS/PRE-REQUISITES

4.1 Both Parties agrees to the overall business logic, rules and setup implemented in the GOLD platform not eligible for configuration, unless it fundamentally breaks the business requirements of the Party.

4.2 Branding requirements from either Party are reasonable and can fit within the current design and layout of the GOLD platform without changes to common code.

4.3 Texts related to site content or function are not eligible for change but will instead be mirrored between all Parties and Service Customers.

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4.4 Selected PSP (*Stripe*) and ERP finance system (*SAP*) is contracted by the Purchaser extending until the cancellation of this agreement, necessary setup performed, and authorization details and accesses provided to Service Provider well in due time prior to deployment into Production.

4.5 Data models and file formats made available through RMI bulk packages are limited to the current available information models and data export formats in the backend source system, which excludes any customer-specific data transformation requested.

4.6 Product and subscription structure (RMI package access) shall mirror the same setup as for Authorized Repairers similar to the *VIDA Base Package* with 3 user licenses and predetermined subscription period lengths – however with the difference that no additional user licenses can be bought per dealer site/location. Subscription prices for RMI access can however be customized with different subscription period lengths (minimum 1 day).

5. DESCRIPTION OF THE SERVICE ACTIVITIES

5.1 Operate & maintain the platform

5.1.1 General Description

Secure that software, licenses and certificates utilized by the platform are continuously updated and paid as required.

Secure that integrations to connected systems are kept up to date and operational. This includes any development forced by changes in those systems, making sure the platform is fully operational at all times.

Platform and service performance and availability exceeds the minimum agreed requirements; as well as stipulated by any legislative body.

Conduct annual controls for user accesses, security and liability according to Service Provider's policies and control processes.

Immediately provide information and details to Purchaser on any found indications or proof of fraudulent behaviour, including revoking platform access for affected users.

Keep site content & branding (imagery, common texts, translations, colours, fonts, etc.) up to date according to changing Purchaser brand requirements (within reason), also including site changes induced by updates/changes in integrated systems.

5.1.2 Need

The platform needs to be available according to legislative requirements and performing in a satisfactory way when it comes to end-customers accessibility.

Only authorized users should have access to the platform at any given time.

The platform should continuously be patched and upgraded to comply with Service Provider policy.

5.1.3 Objective

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Operations, availability and performance of the platform according to set requirements secured.

5.2 Secure and operate Purchaser operational revenue stream

5.2.1 General Description

Secure operational revenue stream into Purchaser's bank account and insertion of associated verifications in Purchaser's financial system (accounting walk).

Perform (manual) refunds when necessary.

Provide simple RMI sales reports from the selected PSP platform (Stripe).

5.2.2 Need

Revenue from the platform need continuously to be registered as income in Purchaser finance system and the money need to be transferred to the Purchaser bank account.

5.2.3 Objective

RMI revenue stream maintenance function for Purchaser operational.

5.3 Configure subscription options and pricing according to Purchaser requests

5.3.1 General Description

Update solution configuration to Purchaser subscription period options and pricing on a per-market basis.

5.3.2 Need

It should be possible to adapt subscription period lengths offered to the customers as well as the pricing of RMI per market (based on the selected country on the company profile).

5.3.3 Objective

Products to be sold defined and set up in the system (vehicle information packages by information type and vehicle characteristics) as "Full RMI access for all vehicle models and model years".

Purchase parameters configured (subscription time period & pricing per market)

5.4 Perform bug fixes and implement change requests

5.4.1 General Description

Continuously perform bug fixing and development according to Appendix 5 Change Management.

5.4.2 Need

Relevant bugs need to be fixed.

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Platform may need to be updated or amended for new business opportunities or legal reasons.

5.4.3 Objective

New (financed) business, legal requirements and bug fixes approved, implemented, tested and deployed to the production environment.

5.5 Provide support

5.5.1 General Description

Receive and respond to 1st line support cases on platform or user account issues.

Solve support cases regarding platform and user account and access issues.

Forward support cases relating to vehicle information and data quality to affected persons assigned to the information set in question.

Direct workshop procedure support requests to designated support team (otherwise available as a function inside the application and shouldn't reach the DevOps team).

Report status to the requester throughout the entire support case cycle for platform, user account or data quality issues - either via a case tool, e-mail or telephone (as deemed necessary).

Continuously document and deliver support instructions for all stakeholders, including End-customers.

The DevOps team will be available weekend-free Monday to Friday 8 am to 5 pm CET (9 hours daily). Support requests can however be filed at any time using the provided channel/options.

5.5.2 Need

End-customers will require support in the following major areas: platform, user accounts & accesses, workshop procedures & understanding the vehicle information and finally vehicle information data quality.

5.5.3 Objective

End-customers can request support related to the platform and vehicle information, and they get their support cases resolved.

5.6 RMI bulk delivery

5.6.1 General Description

Service Provider will, through the web site get initial contact with a customer and will forward the request to Purchaser. Purchaser will perform analysis of information and request, prepare and submit a quotation, negotiate price and contract, and finally enter into a contract with the End-customer.

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PS20-034 (amended through PS23-108) TEMPLATE VERSION 191016 6 Internal Information - Polestar Service Provider will, based on instruction from Purchaser, manage the data extraction, packing of the information, and upload the data to a share drive or to the Azure cloud. Need Secure Purchaser new RMI bulk customers are formally set up and have access to the bulk information as requested. Objective The objective is to make available RMI bulk information to qualified Independent Operators, by conducting an analysis of their companies, delivery needs and negotiation of the final price for the contact. 6. TIMING AND DELIVERABLES 6.1 The activities commenced on 25 May 2020. 7. ESTIMATED HOURS 7.1 The Parties estimate that [***] hours are required to perform Purchaser’s share of the Services annually. In addition, software license cost, storage, usage and other circumjacent costs directly related to the Purchaser are added. It is both Parties understanding that eight hours constitute one working day. 8. PARTIES RESPONSIBILITIES 8.1 General. The division of the responsibilities between the Parties can be described as follows in this Section 8. 8.2 Service Provider’s responsibilities. Service Provider is responsible for the following activities: (a) Perform the service activities as described in this document; (b) Receive, prioritize and respond to change requests; (c) Co-finance agreed change requests and larger corrections (above [***] working hours or longer than [***] days); (d) Implement approved changes according to agreed priority; (e) Operate the platform and secure compliance, availability and performance; (f) Provide support to end-customers regarding platform and usage (support regarding Purchaser specific RMI not included); (g) Be responsible for the establishing of Service Customer contracts; (h) Secure that contribution other Platform Service Customers is either (1) transferred to Purchaser directly or; (2) used as payment for (part of) Purchaser’s Service Fee as defined by this Agreement; 8.3 Purchaser’s responsibilities. Purchaser is responsible for the following: (a) Use agreed channel(s) for placing change requests; (b) Provide rationale for prioritization of requested changes; PS20-034 (amended through PS23-108) TEMPLATE VERSION 191016 7 Internal Information - Polestar (c) Co-finance agreed change requests and larger corrections (above [***] working hours or longer than [***] days) (d) Participate in platform change management and maintenance meetings; (e) Creation and handling of end-customer contracts related to products offered, sold and delivered through the platform - including data quality issues, complaints, purchases, business relations and similar areas not directly related to the use of the technical platform; (f) Support the establishing of Service Customer contracts; (g) Secure (quality) vehicle information for current and future Purchaser car models and sales versions in agreed format(s); (h) Secure a continuous contract (subscription), account and access to the Payment Service Platform (Stripe); (i) Inform on any pending process or system change internal to Purchaser affecting the solution in any way; (j) Provide material (texts, translations, images, etc.) for updates in site content and branding; (k) Annually perform user access reviews for all Purchaser platform users ______________________________